Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-105845) pertaining to the Wayne Savings 401(k) Retirement Plan, of our report dated June 26, 2009, on our audits of the statements of net assets available for benefits of the Wayne Savings 401(k) Retirement Plan as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years ended December 31, 2008 and 2007, which report appears in the December 31, 2008 annual report on Form 11-K of the Wayne Savings 401(k) Retirement Plan.

/s/ BKD, LLP

Cincinnati, Ohio
June 26, 2009